Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement and related Prospectus on Form S-3 of Oncotelic Therapeutics, Inc. (formerly Mateon Therapeutics, Inc.) of our report dated April 15, 2021, relating to the consolidated financial statements of Oncotelic Therapeutics, Inc. (formerly Mateon Therapeutics, Inc.), appearing in the Annual Report on Form 10-K of Oncotelic Therapeutics, Inc. (formerly Mateon Therapeutics, Inc.) for the year ended December 31, 2020 and 2019.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Baker Tilly US, LLP

Los Angeles, California

August 20, 2021